SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)      November 5, 2004

aaiPharma Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-21185	04-2687849

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2320 Scientific Park Drive
Wilmington, North Carolina 28405

(Address of Principal Executive Offices)
(Zip Code)

(910) 254-7000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed from last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

     On November 5, 2004, James L. Waters resigned as a director of aaiPharma Inc. (the “Company”). In his letter of resignation, Mr. Waters indicated that he was resigning “at this time so I can inform the shareholders of [the Company] in the 2004 proxy statement of my disapproval of the [board’s] nominating committee’s actions” and that he was resigning “because Fred Sancilio has apparently controlled the [board] nominating committee members so that they are not recommending me for continued service on the [Company’s] board.” Mr. Waters’s letter further states that “[b]efore Sancilio resigned as chairman, he appointed a [board] nominating committee” and that Mr. Waters “believe[s] that this nominating committee is not recommending me for continued service as a director because of Sancilio’s desire to remove me and because of my recent efforts made on behalf of the shareholders to protect the interests of [the Company].” A copy of Mr. Waters resignation letter is submitted as Exhibit 17.1 to this Current Report on Form 8-K.

     The Company’s Nominating Committee is comprised of John E. Avery, Kurt M. Landgraf, James G. Martin and Richard G. Morrison, each of whom is an independent director within the meaning of applicable rules of the Nasdaq Stock Market and who constitute all of the members of the board who are neither employees of the Company nor affiliates of the Company by virtue of stock ownership. Mr. Avery is a retired senior executive of Johnson & Johnson, a leading multinational healthcare products company, having served as Company Group Chairman of all operations in Latin America and the Caribbean. Dr. Landgraf is the President and Chief Executive Officer of the Educational and Testing Service in Princeton, New Jersey, the world’s largest private educational testing and measurement organization. Dr. Martin has served since 1995 as Corporate Vice President of Carolinas HealthCare System, a regional healthcare system, and before that served as Governor of the State of North Carolina from 1984 to 1992. Prior to his retirement in 2001, Dr. Morrison was an adjunct Professor of Business at the Cameron School of Business, University of North Carolina at Wilmington for six years, having served in various positions in the pharmaceutical industry for 30 years before that, including executive positions at Eli Lilly and Company.

     The members of the Nominating Committee were appointed at a telephonic meeting of the board of directors held on September 10, 2004, upon the unanimous vote of all directors present, with the only directors absent from the meeting at the time of the vote being Mr. Waters and John M. Ryan, who was absent due to health reasons. Prior to November 5, 2004, Dr. Martin had advised Mr. Waters that the Nominating Committee did not intend to recommend that he be nominated for re-election to the Company’s board of directors at the Company’s 2004 annual meeting of stockholders to be held in December 2004. Mr. Waters has asserted that he has not been informed of the reasons for the Nominating Committee’s decision not to recommend that he be nominated for re-election. The Nominating Committee disagrees with the statements made by Mr. Waters in his resignation letter regarding the Nominating Committee’s independence, its process and its reasons for deciding not to recommend that he be nominated for re-election.

     Frederick D. Sancilio ceased to serve as the Company’s Executive Chairman, Chief Executive Officer and Chief Scientific Officer on September 27, 2004. He continues to serve as a director of the Company. Dr. Sancilio does not serve, and has not served, on the Nominating Committee.

     At the time of his resignation, Mr. Waters did not serve on any committees of the board of directors, other than the special committee of all non-employee directors established by the board of directors on February 27, 2004 to conduct an inquiry into unusual sales in certain of the Company’s product lines and related matters. As a result of ownership by Mr. Waters and his family in excess of ten percent of the Company’s common stock, Mr. Waters was deemed to be an affiliate of the Company and was thus ineligible to serve on committees with respect to which applicable rules of the Nasdaq Stock Market and the Securities and Exchange Commission precluded service by affiliates.

     The Company provided Mr. Waters with a copy of this Current Report on Form 8-K prior to filing it with the Securities and Exchange Commission and provided him an opportunity to furnish a letter stating whether he agrees with the statements made by the Company in this Current Report and if not the respects in which he does not agree. Mr. Waters has indicated in a letter dated November 11, 2004 and filed herewith that he believes that this Form 8-K is accurate.

Item 9.01. Financial Statements and Exhibits

     (c) Exhibits

Exhibit 17.1	Resignation letter of James L. Waters as a director, dated November 5, 2004

Exhibit 17.2	Letter of James L. Waters, dated November 11, 2004

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 11, 2004

aaiPharma Inc.

	By:	/s/ Gina Gutzeit

Gina Gutzeit
Interim Chief Financial Officer

Exhibit Index

Exhibit	Description

Exhibit 17.1	Resignation letter of James L. Waters as a director, dated November 5, 2004

Exhibit 17.2	Letter of James L. Waters, dated November 11, 2004